Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

FLOOR & DECOR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Rule 457(c) and (h)	4,200,000(2)	$89.26(3)	$374,876,250.00	0.0001102	$41,311.36
Total Offering Amounts					$374,876,250.00		$41,311.36
Total Fee Offsets							N/A
Net Fee Due							$41,311.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	Represents additional shares of common stock reserved and available for delivery with respect to awards issued under the Plan pursuant to Amendment No. 1 to the Plan effective May 10, 2023.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $89.26 per share represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on May 16, 2023.